ARTICLES OF INCORPORATION
                                       OF
                            CAPITAL BANK CORPORATION


         The undersigned, being of the age of eighteen years or more, does hereby execute and acknowledge these Articles of Incorporation, for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

         1. The name of the corporation is Capital Bank Corporation.
         2. The location of the corporation's principal office in this State shall be 4400 Falls of Neuse Road, Raleigh, Wake County, North Carolina 27609.
         3. The period of duration of the corporation shall be perpetual.
         4. The corporation shall have authority to issue twenty million (20,000,000) shares of common stock with no par value per share (the "Common Stock").
         5. No individual serving as a director of this corporation shall be personally liable in an action whether by or in the right of the corporation or otherwise for monetary damages for the breach of such person's duty as a director of the corporation; provided, however, the foregoing clause shall not apply to any liability of a director with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under
Section 55-8-33 of the North Carolina General Statutes; or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the corporation). If the North Carolina Business Corporation Act is amended after the filing of these Articles to authorize corporate action further eliminating or
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limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended. No amendment or repeal of the provisions of this Article 5, nor the adoption of any provision to these Articles inconsistent with this Article 5, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption. This provision shall not affect any charter or bylaw provision or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability pursuant to and in accordance with the North Carolina Business Corporation Act.
         6. The street address of the initial registered office of the corporation is 4400 Falls of Neuse Road, Raleigh, Wake County, North Carolina 27609; and the name of its initial registered agent at such address is James A. Beck. The mailing address of the initial registered office of the corporation is P.O. Box 18949, Raleigh, North Carolina 27619-8949.
         7. The provisions of the North Carolina Business Corporation Act entitled "The North Carolina Shareholders Protection Act" and "The North Carolina Control Share Acquisition Act" shall not be applicable to the corporation.
         8. The number of directors of the corporation may be fixed by the bylaws and, if the number is at least nine (9), the terms of directors shall be staggered in accordance with Section 55-8-06 of the North Carolina General Statutes and as described below.
         The board of directors shall be divided into three (3) classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. The term of office of each director in Class I shall expire at the third annual meeting of shareholders of the Corporation following the effectiveness of these Articles of Incorporation. The term of office of each director in Class II

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shall expire at the first annual meeting of shareholders of the Corporation following the effectiveness of these Articles of Incorporation. The term of office of each director in Class III shall expire at the second annual meeting of shareholders of the Corporation following the effectiveness of these Articles of Incorporation. Each director shall serve until the election and qualification of a successor or until such director's earlier resignation, death, or removal from office. Upon expiration of the terms of office for each class of directors, the directors of such class shall be elected for a term of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office.
         The number of directors constituting the initial board of directors shall be one (1), and the name and address of the person who is to serve as the corporation's sole director until the first meeting of the shareholders, or until his successor(s) is (are) elected and qualified, is:


                  Name                           Address
                  ----                           --------
                  James A. Beck                  4400 Falls of Neuse Road
                                                 Raleigh, North Carolina  27609

         9. The name and address of the incorporator is D. Scott Coward, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, as of the date set forth below.


                                     /s/ D. Scott Coward                (SEAL)
                                     -------------------------------------
                                     Dated: August 7, 1998
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